EXHIBIT 9.(a)(5)- FORM OF LETTER TO BROKERS, DEALERS, REGISTERED HOLDERS,
                  COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

                                   EXCHANGE OF
                       SERIES A CUMULATIVE PREFERRED STOCK
                                       OF
                           SEA PINES ASSOCIATES, INC.
                                       FOR
                        SHARES OF VOTING COMMON STOCK OF
                           SEA PINES ASSOCIATES, INC.
                                WITHOUT PAR VALUE
                                       OR
                         9.5% TRUST PREFERRED SECURITIES
                  (LIQUIDATION AMOUNT OF $7.60 PER SECURITY) OF
                          SEA PINES ASSOCIATES TRUST I

To:      Brokers, Dealers, Registered Holders, Commercial Banks, Trust Companies
          and other Nominees:

         We are enclosing herewith the material listed below relating to the hereinafter described exchange offer (the "Exchange Offer") by Sea Pines
Associates, Inc., a South Carolina corporation (the "Company"), and Sea Pines Associates Trust I, a Delaware statutory business trust (the "Trust"), to exchange shares of Company voting common stock, without par value (the "Common Stock"), or 9.5% Trust Preferred Securities (liquidation amount of $7.60 per security) (the "Trust Preferred Securities") of the Trust for up to all of the outstanding shares of Series A Cumulative Preferred Stock (the "Series A Preferred Stock") of the Company.

         The Exchange Offer will be effected on the basis of (A) 2.5 shares of Common Stock or (B) one Trust Preferred Security for (C) each share of Series A Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. A holder of Series A Preferred Stock (a "Holder") may exchange all of his or her shares of Series A Preferred Stock for shares of Common Stock or exchange all of such shares for Trust Preferred Securities or exchange some for shares of Common Stock and some for Trust Preferred Securities. The Trust Preferred Securities have a liquidation amount of $7.60 per security. The current liquidation price for a share of Series A Preferred Stock is $7.60. Dividends that have accrued but have not been paid on the shares of Series A Preferred Stock exchanged in the offering through the Expiration Date (as defined below), will be a debt of the Company and will be paid to the persons exchanging such shares on the same dates as they would have been paid to such persons had they continued to hold such shares. Cash will be paid in lieu of fractional shares of Common Stock at the rate of $3.04 per share. Each share of Common Stock issued will be issued with one attached right to purchase one one-thousandth (1/1,000) of a share of the Company's Series B Junior Cumulative Preferred Stock.

         Enclosed herewith are copies of the following documents:

         1.       Letter from the Chairman of the Company;

         2.       Prospectus, dated December 21, 1999;

         3. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);
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         4.       Notice of Guaranteed Delivery; and

         5. Letter which may be sent to your clients for whose account you hold shares of the Series A Preferred Stock in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

         We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 12:00 midnight, Eastern Standard Time, on January 31, 2000, unless extended (the "Expiration Date").

         Neither the Company nor the Trust will pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of shares of Series A Preferred Stock pursuant to the Exchange Offer.
The Company will pay or cause to be paid any transfer taxes payable on the transfer of shares of Series A Preferred Stock to it or the Trust, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

                                                   Very truly yours,


                                                   SEA PINES ASSOCIATES, INC.
                                                   SEA PINES ASSOCIATES TRUST I

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF SEA PINES ASSOCIATES, INC., SEA PINES ASSOCIATES TRUST I OR EQUISERVE TRUST COMPANY, N.A. OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.